Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2019 with respect to the consolidated financial statements of Hawk Parent Holdings LLC and Subsidiaries as of and for the year ended December 31, 2018 included in the Prospectus/Proxy Statement filed June 24, 2019 and incorporated by reference in Repay Holdings Corporation’s Current Report on Form 8-K filed July 17, 2019 which Form 8-K is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
November 22, 2019